Exhibit (p)(26)

SUMMIT CREEK ADVISORS, LLC

CODE OF ETHICS

Revised as of: March 14, 2014

Introduction

At Summit Creek Advisors (“SCA”), our clients’ trust is our most valuable asset. Our success largely depends on the degree of trust our clients bestow upon us. All employees of SCA are responsible for maintaining that trust, and must conduct ourselves in the very highest ethical standards. We must always place the interests of clients ahead of our own and avoid actual and apparent conflicts of interest. Under Rule 204A-1 of the Investment Advisers Act of 1940, SCA is required to establish a Code of Ethics outlining standards of conduct and compliance with federal securities laws. However, it is not enough for us to simply comply with the letter of the law. We must observe the highest standards of honesty and integrity above and beyond the minimum legal requirements. We have adopted this Code of Ethics to help guide conduct when the interests of our clients may not be aligned with our individual interests or the interests of SCA. In particular, this Code deals with:

●	Our commitment to honest and ethical conduct;
●	Individual accountability;
●	Personal securities transactions;
●	Trading on inside or confidential information;
●	Safeguarding client confidential information;
●	Giving and receiving gifts and entertainment;
●	Outside business opportunities; and
●	Adherence to the laws, rules, and regulations that govern our business.

This Code does not attempt to identify all possible conflicts of interest, and compliance with each of its specific provisions will not shield you from liability for personal trading or other conduct that violates a fiduciary duty to clients and shareholders. Violations of this Code and federal securities laws may result in sanctions, fines, suspension and/or termination of employment, SEC administrative actions, and in some cases civil or criminal penalties.

This Code represents our commitment to an ethical work place and is an integral part of the control environment required under federal law. If you know of (1) any violation of the Code; (2) any issue that you believe should be reviewed to determine whether it meets the statutory definition of a Material Compliance Matter; or (3) any violation of the federal securities laws, you must promptly report it to the Chief Compliance Officer (“CCO”). It is a violation of the Code to retaliate against or harass, in any manner, any person who reports any violation or suspected violation of the Code. While this Code is designed to address different business environments and legal obligations, it is also designed to promote honest and ethical conduct.

This Code applies to all Access Persons. An Access Person is defined as anyone i) who has access to nonpublic information regarding any clients’ purchase or sale of securities; ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; or iii) if providing investment advice is your primary business, all of your directors, officers and partners are presumed to be Access Persons. SCA has made the determination that all employees will be considered Access Persons. As an Access Person, you must certify on an annual basis that you have received a copy of the Code, that you have been in compliance, and that you will continue to comply with its terms.

This Code is divided into four sections:

1.	Personal transactions in securities and related financial instruments by Access Persons;
2.	Access to and the use of confidential and non-public information when trading for client or personal accounts;
3.	Other types of conduct that may impact or appear to impact our objectivity in dealing with our clients, suppliers, and business partners; and
4.	Sanctions for violation of the Code.

1.	Personal Securities Transactions

Buying and selling securities for accounts in which you have a beneficial interest may conflict (or appear to conflict) with the interests of our clients for many reasons, including buying or selling a security close in time to a client transaction, or buying or selling a security for yourself instead of our clients. Typically, you have a beneficial interest in accounts maintained in your own name, joint accounts and accounts of your spouse or registered domestic partner, dependents, and other immediate family members sharing the same household. If you have questions regarding whether you have beneficial interest in an account, please contact the CCO. This section of the Code establishes guidelines for mitigating these types of conflicts.

In the sections that follow, guidance will be given as to whether you and your accounts are covered by these personal transaction rules, as well descriptions of the types of accounts, securities, and transactions that are subject to these rules. For purposes of the Code, securities will be deemed to follow the definition set forth in Section 2(a)(36) of the Investment Company Act of 1940. This definition is as follows:

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

These types of securities are considered “non-exempt.” If you are involved in executing trades in non-exempt securities, you must take the following actions:

1.	Quarterly, you must disclose each new account that you maintain that has the ability to hold, buy or sell non-exempt securities and related financial instruments.
2.	Annually, you must disclose all of your personal holdings in non-exempt securities and related financial instruments.
3.	Before buying or selling any non-exempt security, you may be required to pre-clear that purchase or sale
4.	Following each purchase or sale of a non-exempt security, your broker-dealer must send SCA a duplicate confirmation of the terms of the transaction.

There are certain times when you may not buy or sell for your own account, and there are certain types of transactions that you may not enter into. Detailed information on these restrictions is provided below.

As an Access Person, your ability to conduct personal securities transactions is a privilege, not a right. At SCA, we must put our clients’ interests first.

A.	Covered Securities and Accounts

This Code applies to the security types referenced above and accounts in which you have beneficial interest. Generally, you have a beneficial interest in a security or account in which you have a financial interest or have or share investment discretion. There may be accounts in which you have a financial interest but do not have investment discretion. Because these accounts involve lower risks of a conflict with our clients, SCA may exempt them from the pre-clearance or reporting obligations of the Code. These accounts may include trust accounts and accounts over which you have given investment discretion to a third party. If you believe an exemption should apply to an account in which you have an interest, please contact the CCO. Exceptions will be granted under very limited circumstances, must be specifically authorized by the CCO and a signed copy of the exception must be kept in your file. Regardless of whether an exception is granted, the receipt of duplicate confirmations and statements will be required.

Employees of SCA must pre-clear transactions in the following types of securities with the CCO:

1.	Publicly traded securities (including options and futures on these securities);
2.	Privately placed securities (including options on securities);
3.	Corporate and municipal bonds, and new issue debt offerings.

NOTE: Approval for Private Placements will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the employee by virtue of his or her relationship to SCA.

Transactions, except those involving private placements, must be executed by the close of the NYSE the same day approval is given. If a transaction is not executed that day, a new approval must be obtained from the CCO. The SCA Pre-Approval form can be found in Exhibit C.

NOTE: Only day orders will be approved. Good until cancelled (“GTC”), stop loss, and similar orders are not permitted. Limit orders must be executed the day approved.

Additionally, SCA employees are prohibited from participating in Initial Public Offerings.

Under the SCA Code of Ethics, some securities are considered exempt from reporting or pre-clearance requirements based on their minimal risk of causing a conflict with SCA clients. These securities include:

1.	Direct obligations of the Government of the United States;
2.	Bankers’ acceptance, bank certificates of deposit, commercial paper;
3.	High-quality short-term debt instruments including repurchase agreements;
4.	Shares of open-end mutual funds for which SCA does not serve as investment adviser or sub-adviser

NOTE: Brokered certificates of deposit are publicly traded securities and not bank products. Therefore, brokered certificates of deposit must be pre-cleared.

B.	Transactions Requiring Reporting but not Pre-Approval

Pre-approval and the black-out periods do not apply to the following transactions:

1.	Purchases of an employer’s stock under an employer-sponsored plan (including the employer of a spouse or registered domestic partner);
2.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer; and any sales of these rights;
3.	Purchases or sales that are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the person, non-volitional sales from a margin account pursuant to a bona fide margin call; purchases or sales as part of divorce settlement or decree, and any other purchases or sales as determined by the CCO upon request;
4.	Purchases or sales of units of common/collective trust funds;
5.	Transactions in derivative securities linked to physical commodities, such as exchange-trade futures contracts on physical commodities, options on such contracts and over-the-counter derivatives related to physical commodities; and
6.	Purchases and sales of Exchange Traded Funds (“ETFs”)

Transactions in non-exempt securities that are part of a dividend reinvestment plan or other automatic investment programs do not require pre-clearance or reporting. However, the non-exempt holdings within these types of accounts must be reported on an annual basis.

C.	Blackout Periods

Because of the potential for a conflict of interest, SCA has established blackout periods when Access Persons are not permitted to execute transactions in certain securities. An Access Person may not buy or sell a security for a period of 7 calendar days before or after a client account.

In the event that a client trade takes place within 7 calendar days after you have received preclearance approval, the CCO will send you a form asking if you had any knowledge of the client trade to help detect front running. Once you have completed and returned the form, the CCO will determine if further action is required.

D.	Required Reports and Disclosures

In order to ensure that the provisions of this Code are being observed, each Access Person is required to make the following disclosure:

1.	Accounts Disclosure. Within 10 calendar days of hire date, and within 30 days of the end of each calendar year, you must disclose all accounts in which you have a beneficial interest and that have the ability to hold non-exempt securities. (Exhibit A)

2.	Initial Holdings Disclosure. Within 10 calendar days of hire date, you must disclose all non-exempt personal securities holdings in which you have a beneficial interest to the CCO. Rule 204A-1 requires that these holdings must be current as of a date no more than 45 days prior to your hire date. (Exhibit A)

3.	Annual Holdings Disclosure. You must disclose your non-exempt security holdings within 45 days of the end of each calendar year. Rule 204A-1 requires that these holdings must be current as of a date no more than 45 days prior to the date of the certification. (Exhibit A)

4.	Duplicate Confirmations. Each Access Person must have each broker-dealer carrying an account in which he or she has a beneficial interest to send to SCA a duplicate copy of all transaction confirmations generated for the account. This can be achieved either by the employee instructing the broker-dealer to provide these duplicates, or by the CCO requesting the duplicates by sending the broker-dealer an authorization letter.

If an Access Person is on leave during a certification period, they will be asked to complete the certifications upon their return.

E.	Special Discretion

The CCO shall have the authority to exempt any person from all or a portion of the Code provided that:

1.	The CCO determines that the particular application of all or a portion of the Code is not legally required;
2.	The CCO determines that the likelihood of any abuse of the Code by such exempted person(s) is remote; and
3.	The terms or conditions upon which any such exemption is granted is evidenced in writing.

The CCO will also have the authority to impose such additional requirements or restrictions as they, in their sole discretion, determines appropriate or necessary. Any exemption, and any additional requirement or restriction, may be removed by the CCO at any time.

2.	Insider Trading Policies and Procedures

The purpose of this section of the Code is to provide reasonable assurance that material nonpublic information possessed by SCA employees is: (a) not used in connection with the purchase or sale of securities, (b) not revealed to inappropriate persons, and (c) not used improperly. Federal law requires SCA to establish and maintain effective policies and supervisory procedures to both detect and prevent insider trading violations. SCA implements what are commonly referred to as “Information Barriers.” Information Barriers are designed to fulfill two roles: 1) segregate and prevent the improper dissemination of material nonpublic information that may be possessed by certain SCA employees; and 2) detect illegal transactions or violations of insider trading. This section is intended to protect SCA and its employees from insider trading violations, from allegations of such violations and from the appearance of impropriety. SCA has implemented the following policies and procedures to prevent the misuse and the appearance of misuse of material nonpublic information. SCA is committed to conducting its business activities within the letter and spirit of all applicable laws and regulations and in accordance with the highest ethical standards.

Provisions and Regulations Regarding Insider Trading

Congress amended the Securities Exchange Act of 1934 (the “Exchange Act”) in 1988 with the Insider Trading and Securities Fraud Enforcement Act of 1988. In doing so, Congress explicitly mandated closer securities industry supervision of its employees. Additionally, under Section 204A of the Investment Advisers Act of 1940, as amended, investment advisers are required to “establish, maintain, and enforce written policies and procedures reasonably designed,” taking into consideration the nature of the entity’s business, “to prevent the misuse of material, nonpublic information.” The misuse of material nonpublic information constitutes fraud, a term broadly defined under the federal securities laws. Rule 10b-5 under the Exchange Act provides that it is unlawful for any person, in connection with the purchase or sale of any security:

●	To employ any device, scheme, or artifice to defraud;

●	To make any untrue statement of a material fact or to omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading; or
●	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person.

It is a violation of insider trading laws to trade on the basis of material nonpublic information when one owes a duty of trust or confidence to the source of the information or when one has misappropriated the information in breach of a duty of trust or confidence. Rule 10b5-1 under the Exchange Act provides that a trade is “on the basis of” material nonpublic information if the trader was aware of the material, non-public information when the person made the purchase or sale. It is SCA policy that its employees are directed not to trade on, or to tip others with respect to, material nonpublic information, whether or not the information has been obtained under circumstances that give rise to a duty of trust or confidence or claim of misappropriation.

Persons who fraudulently misuse material nonpublic information are subject to individual civil and criminal penalties (including imprisonment), U.S. Securities and Exchange Commission (“SEC”) administrative actions and discipline including fines and suspension from the industry, as well as SCA disciplinary sanctions that may include fines or dismissal from employment. In addition, SCA employees who fraudulently misuse material nonpublic information subject SCA to potential civil and criminal penalties as well as regulatory sanctions.

Definition of Material Nonpublic Information

Information is “material” if it has “market significance” in the sense that disseminating the information is likely to affect the market price of any outstanding securities, or is likely to be considered important by reasonable investors in deciding whether to trade the securities. Information is not considered “public” unless it has been reported in the news media, revealed by the issuer in a public forum, discussed in a publicly disseminated research report or otherwise made publicly available. Materiality is a legal concept that involves an objective test based upon what a hypothetical reasonable investor would consider to be material. Examples of potentially “material” information that should be reviewed carefully to determine whether they are material in the context of a particular situation include:

●	Earnings information, including new or changed earnings estimates;
●	Mergers, acquisitions, tender offers, joint ventures, or changes in assets;
●	New products or discoveries, or developments regarding customers or suppliers (e.g., the acquisition or loss of a contract);
●	Significant corporate developments, such as results of tests regarding safety or effectiveness of products that may impact regulatory approvals (e.g., Federal Drug Administration testing);
●	Changes in control or in management;
●	Auditor resignation, change in auditors or auditor notification that the issuer may no longer rely on an auditor’s audit report;

●	Events regarding the issuer’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, changes in debt ratings, advanced re-fundings, public or private sales of additional securities, including Private Investments in Public Entities;
●	Bankruptcies or receiverships;
●	Status of union or other significant contract negotiations;
●	Confidential government information relating to government-issued securities;
●	Major litigation; and
●	Any other significant information that would have an impact on the price of a company’s securities.

Material nonpublic information possessed by SCA employees could be material to a particular class of a company’s securities, all of that company’s securities, the securities of another company, or the securities of several companies. The law against “insider” trading does not exempt any type of security; in other words, it is unlawful to trade, or recommend the trading of, any security (whether taxable or tax-exempt fixed income, equity or commercial paper) based on “inside” information that is material to the market value of that security. For example, nonpublic information that a company will redeem or tender a class of its debt securities may be “material” to the market value of those securities. If so, trading those debt securities on the basis of the nonpublic information is prohibited. A recapitalization, merger or leveraged buyout may be “material” to all the equity and debt securities of the company. An acquisition may be material to the securities of both the acquirer and the acquiree. Material nonpublic information is also not limited to “company” or “corporate” information; it can relate to confidential government information relating to government-issued securities.

If there is ever a question with respect to whether information is material or public, employees should contact the CCO for advice.

Tippees May Be Insiders

SCA employees may, depending on the circumstances, also become “insiders” or “tippees” when they obtain apparently material nonpublic information through “tips” from “insiders,” consultants, research providers, broker-dealer personnel, family members, or even by chance, including information derived from social situations, business gatherings, overheard conversations, or third parties. In these situations, SCA employees who receive such information must treat the information as material nonpublic information and must fully comply with these procedures to prevent the misuse of that information. Under these circumstances, and as detailed below, employees must immediately contact the CCO.

Duty of Confidentiality

Just as SCA and its personnel are prohibited from trading while in possession of material nonpublic information, we are also required to maintain the confidentiality of such information and not disclose, or “tip,” that information to others. It is important to note that except as expressly provided in the following sections, this duty of confidentiality prohibits SCA personnel from disclosing material nonpublic information to other SCA personnel.

Contacts with Management

In nonpublic meetings with management or any insider, it is important for SCA employees to remember:

●	SCA employees may not attempt to force or prompt a corporate spokesperson to selectively disclose material nonpublic information. If selective disclosure does occur as a result of such actions it is possible that the SCA employee involved and SCA itself could be charged with aiding and abetting or causing a selective disclosure violation by the company;
●	Extreme caution must be taken in seeking to have a corporate spokesperson comment on an analyst’s financial model or comment on the issuer’s earnings forecast. Depending on the circumstances, such comments can be deemed to be “material.” The SEC has recognized that such comments are not always material, but their materiality will be determined in hindsight. Key considerations identified by the SEC staff include the amount of time that has elapsed since the company’s last public comment (comments late in the quarter are more likely to be material) and whether there have been intervening events (confirmation of a forecast despite the loss of a key customer may be material). The staff has also cautioned that reference to a forecast, without more, could be considered a confirmation of the forecast that might “entangle” SCA in the company’s selective disclosure. An issuer can comment on an analyst’s financial model without disclosing material nonpublic information. For example, an issuer ordinarily would not be conveying material nonpublic information if it corrected historical facts that were a matter of public record. An issuer also would not be conveying inside information if it shared seemingly inconsequential data, which, pieced together with public information by a skilled analyst with knowledge of the issuer and the industry, helps form a mosaic that reveals material nonpublic information. Further, an issuer may reveal this type of data even if, when added to the analyst’s own fund of knowledge, it is used to construct their ultimate judgments about the issuer. An issuer may not use the discussion of an analyst’s model as a vehicle for selectively communicating - either expressly or in code - material nonpublic information;
●	If, in a meeting with management, a SCA employee receives selectively disclosed material nonpublic information, the SCA employee must comply with all of the policies and procedures outlined in this Code of Ethics, including the prohibition against trading on the inside information.

Consultants

SCA or SCA employees may not retain a consultant (including research providers) to obtain material nonpublic information. Extreme caution should be exercised with regard to any consultant that claims they can obtain information before the media or promises the “first call” on investment issues. In dealing with consultants, employees should remember:

●	Employees are responsible for assessing all information received from consultants to determine if it constitutes, or may constitute, material nonpublic information. If material nonpublic information is received from a consultant the process below must be followed.

SCA does not currently utilize consultants in this manner.

SCA Policy on Insider Trading

SCA’s policy on insider trading is that any SCA employee in possession of material nonpublic information must maintain the confidentiality of the information and refrain from trading until the inside information is publicly disclosed. It is important that SCA employees remember that:

●	No employee will purchase or sell or recommend or direct the purchase or sale of the security for a client, themselves, or in any account in which they have beneficial interest while in possession of material nonpublic information regarding a security.
●	No employee will disclose material nonpublic information to any person outside the company except as authorized by the CCO.
●	Any employee who obtains material nonpublic information that is later disclosed to the general public must allow sufficient time to elapse for the investing public to evaluate the information before taking any action for a client account or their personal account on the basis of the information.

These requirements apply not only to the securities of the issuers to which the material nonpublic information is directly related but also to any other securities (for example, securities of companies in the same industry) that may reasonably be expected to be affected by the public disclosure of the material nonpublic information.

Maintaining an Insider List

All employees who believe they may have come into possession of material nonpublic information should contact the CCO immediately. The CCO will evaluate the situation and determine if the company should be added to the Insider List. The CCO is responsible for the maintenance of the information on the Insider List. The Insider List restricts trading of the security for personal and client trading. If suspicious activity is detected, the CCO will determine the most appropriate course of action. If a security on the Insider List is inadvertently bought or sold in a client or personal account, the CCO will review the circumstances behind the transaction and take appropriate action. The information on the Insider List is confidential and should not be shared with any other employee or client.

3.	Other Potential Conflicts

Outside Business Activities

Employees are generally prohibited from serving on the boards of directors of publicly traded companies. An exception may be made only with the approval of the CCO if it is determined that the service will pose no conflict of interest to SCA or its clients. If it is determined that the employee may serve as a director of a publicly traded company, SCA will add the security to the Insider List and will refrain from executing client trades in the security.

Similar to serving on a board of directors, employees may not obtain outside employment without prior written approval from the CCO. Outside employment will only be allowed if it is not in competition or presents a conflict with their employment with SCA. Examples of employment that would not be allowed by SCA includes, but is not limited to:

1.	Employment competes with a service or business provided by SCA;

2.	Employment requires activities or services to be performed during the regular working hours; or

3.	Employment includes providing services to the general public where the knowledge of the individual’s position with SCA may influence customers.

Participation in an outside business involves responsibilities and risks which an employee needs to be aware of and needs to be willing to assume. Approval shall not imply that an employee is serving at the direction or request of the Adviser.

SCA requires its employees to disclose their outside activities within 10 days of their hire date, and annually thereafter, to determine if any conflicts of interest exist (Exhibit D). Outside activities include directorships of private companies, public/charitable positions (including holding a public office) and fiduciary appointments (such as executorship, trusteeship or power of attorney) other than with respect to family members. Employees must also receive approval from the CCO prior to obtaining any new outside activity. Questions regarding whether any outside activity presents a conflict of interest to SCA should be directed to the CCO.

Gifts and Entertainment

As a general rule, SCA employees must not solicit, allow yourself to be solicited, or accept gifts, entertainment, or other gratuities intended to or appearing to influence decisions or favors toward SCA’s business to or from any client, potential client, vendor or potential vendor.

Meals and Entertainment

SCA employees may provide or receive reasonable business meals and entertainment if the client, potential client, vendor, or potential vendor is physically present at the business meal or entertainment. In the event that any such business meal and/or entertainment has a value exceeding $100 per person you must report the entertainment to the CCO by the end of the quarter the meal or entertainment occurred. The CCO will record the information in the Gifts and Entertainment log and monitor for any potential conflicts of interest.

Gifts

Receipt of Gifts: SCA employees are prohibited from accept individual gifts with a value exceeding $100 from a single entity in aggregate, over one calendar year, even if the gift is not intended to influence your behavior, or to influence another. Additionally, receipt of gifts consisting of cash or cash equivalents is expressly prohibited. Any gift received with a value in excess of $30 must be reported to the CCO by the end of the quarter the gift was received. The CCO will record the item in the Gifts and Entertainment log and monitor for any conflicts of interest or violation of this policy. In isolated circumstances, when a gift is received with a value in excess of $100, and returning the gift would potentially offend the giver, you may accept the gift only if you disgorge an amount equal to the value of the gift (less the $100 amount you are allowed) to a charitable organization. Such an exception to the Gift Policy will only be allowed if approved by the CCO in writing.

Providing Gifts: SCA employees may not provide individual gifts with a value exceeding $100 to any entity either doing business with SCA or intending to influence business with SCA during one calendar year. Any gift with a value in excess of $30 must be reported to the CCO by the end of the quarter to gift was given. The CCO will record the item in the Gifts and Entertainment log and monitor for any conflicts of interest or violation of this policy

Exceptions to the Gift receipt policy may be granted under very limited circumstances by the CCO if there appears to be a minimal conflict of interest. All exceptions must be approved in writing by the CCO.

Political and Charitable Contributions

SCA employees may not make political or charitable contributions for the purposes of obtaining or retaining advisory contracts with government entities. In soliciting political or charitable donations from various people in the business community, employees should never allow the present or anticipated business relationships with SCA to be a factor in soliciting any contributions. For additional guidance regarding political contributions, please see the SCA Political Contributions Policy.

4.	Enforcement of Code and Sanctions

This Code has been adopted by SCA and is administered by the CCO. The CCO regularly reports on the operation of the Code to the Managing Partners and any changes that they believe is appropriate. In addition, the CCO will report any violations of the Code, the results of any investigation conducted, and recommend sanctions to the Managing Partners. The CCO and the Managing Partners will consider all of the facts and circumstances related to the incident prior to implementing any sanctions. Potential sanctions include, but are not limited to, oral or written warning, disgorgement of profits, fines, revoking of personal trading privileges, and/or termination of employment.

Reporting

No less than annually, the CCO will provide the Managing Partners with a written report that details any issues that have occurred under the Code since the last report.

Whistleblowing Provision

SCA is committed to high standards of ethical, moral and legal business conduct and encourages and expects its employees to report suspected violations or concerns regarding compliance with laws, regulations, this Code of Ethics or any other SCA policy, or suspected wrongdoings affecting SCA. These may include violations of state and federal law, malfeasance, bribery, theft, gross misconduct, improper accounting, internal accounting controls, auditing matters, or any fraud or illegal activity involving SCA’s business that could harm its reputation. In line with this commitment, SCA encourages employees to raise concerns within the organization and provides reassurances that they will be protected from retaliation or harassment for whistleblowing.

No SCA employee may interfere with the good faith reporting of suspected or actual misconduct or intimidate or retaliate against any employee who makes a report in good faith. No employee who makes a good faith report or cooperates in good faith with SCA’s investigation will be subject to retaliation, including harassment or any adverse employment conditions as a result of making a report. No employee may directly or indirectly use or attempt to use their official authority or influence of their position for the purpose of interfering with the right of another employee to make a good faith report. SCA will take whatever action is necessary and appropriate to address allegations of activity that may be considered fraudulent or illegal in nature, or could potentially damage the reputation of SCA.

Reporting of Suspected or Actual Concern

It is every employee’s obligation to report suspected or actual violations of laws, regulations and/or SCA policy. Communication regarding actual or suspected wrongful conduct engaged in by an employee, third party service provider or vendor must be based on a good faith and reasonable belief that the activity both occurred and is a violation of applicable rules and regulations and/or policies. Employees who are aware of or have reason to suspect wrongful conduct is encouraged to report the conduct either verbally or in writing to the CCO prior to contacting the SEC or other regulatory agency. Good faith allegations may be made on a confidential basis or may be submitted anonymously. Confidentiality will be maintained to the fullest extent possible, regardless of the method used to report the potentially unethical conduct. All questions or concerns will be handled discreetly and thoroughly.

Investigation and Enforcement

When an alleged violation is reported, the CCO will take prompt and appropriate action depending on the nature of the concern. Initial inquiries will be made to determine whether the allegation appears credible and what type of investigation is appropriate based on the severity of the allegation. The Managing Partners may receive information on each report of concern and follow-up information on actions taken. The SEC and/or other regulator may be notified if necessary.

SCA encourages employees to put their names to allegations because appropriate follow-up questions and investigation may not be possible unless the source of the information is identified.

Every effort will be made to treat the complainant’s identity with appropriate regard for confidentiality. In the course of its investigation, however, the Advisor may find it necessary to share information with others on a “need to know” basis. To the degree possible, the complainant will be notified of the results of any investigation.

The CCO will be responsible for implementing the appropriate disciplinary action depending upon the severity of the violation. The actions may include documenting the incident of non-compliance in the employee’s personnel file, a fine, suspension of trading privileges and termination of employment. For more serious violations, the individual risks indictment, prosecution and penalties, and civil actions.

Any employee who knowingly gives false information or knowingly makes a false report of wrongful conduct or a subsequent false report of retaliation will be subject to disciplinary action, up to and including termination.

The CCO will maintain a log of all allegations, tracking their receipt, investigation and resolution.

Safeguards

No employee who makes a good faith report will suffer harassment, retaliation or adverse employment consequences. Any person who retaliates against any employee who makes a good faith report is subject to discipline up to and including termination. If you have made a good faith allegation and feel you have suffered harassment, retaliation or adverse employment consequences you should contact the CCO or a Managing Partner.

Substance Abuse and Drug and Alcohol Testing

SCA is committed to providing a work environment free from the effects of alcohol and illegal drugs. Consistent with this philosophy, SCA has adopted a policy prohibiting use of alcohol and drugs in the workplace. External job applicants who are offered a position with SCA may be required to submit a drug test prior to their employment. The drug test shall be administered only after the making of a conditional offer of employment. All applicants conditionally offered a position in the same job will be subject to testing. An employee may be tested in the circumstances described in the following Exhibit E.

Training

All new employees will receive training on the SCA Code of Ethics and all of its provisions within 10 calendar days of their hire date. Additionally, they will be asked to sign an acknowledgement that they have received a copy of the Code of Ethics and that they agree to abide by its terms (Exhibit B). Annually thereafter, all employees will receive in-person training on the Code of Ethics and their responsibilities therein. Any revisions to the Code of Ethics will be communicated to employees by the CCO in a timely manner, and additional training may be held to discuss any new employee requirements.

Exhibit A

SUMMIT CREEK ADVISORS, LLC

HOLDINGS REPORT OF ACCESS PERSONS

Please indicate below whether this is an Initial Holdings Report or an Annual Holdings Report.

Initial	Annual

You must submit this Report not later than 10 days after you become an Access Person and thereafter no later than January 31st of each year. You should carefully review the Code of Ethics before completing the Report. Capitalized terms in this Report have the same meanings as defined in the Code of Ethics. Please direct questions regarding the completion of this Report to the Chief Compliance Officer.

•	You need not include securities holdings that are not “Securities” as defined in the Code.

•	If you have no reportable securities holdings, put an “X” in the following box ☐, and skip to the

Brokerage Accounts section.

•	Set forth the following information with respect to reportable securities holdings in which you have any Beneficial Ownership:**

Title and Exchange Ticker/ CUSIP	Number of Shares or Principal Amount	Type of Security	Broker, Dealer or Bank Involved

(If you need additional space, please attach additional pages.)

Brokerage Accounts. The names of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

The answers to the foregoing (including any attached statements) are true and correct to the best of my information and belief and the information supplied is current as of a date no more than 45 days before the date of this submission.

Name of Access Person

Dated:
Signature of Access Person

SUMMIT CREEK ADVISORS, LLC

HOLDINGS REPORT OF ACCESS PERSONS

(Continued)

Name of Access Person:

Date Submitted:

**          Alternatively, you may attach broker-dealer or other statements reflecting these holdings as long as the statements contain all the information required by this Report. If you attach statements, write “See attached statements” on the face of the Report.

Chief Compliance Officer Initials:	Date:

Exhibit B

SUMMIT CREEK ADVISORS, LLC

ACKNOWLEDGMENT OF CODE OF ETHICS AND COMPLIANCE MANUAL

Please indicate below whether this is an initial acknowledgement, an annual acknowledgement or an acknowledgement of an amended Code of Ethics.

Initial	Annual	Amended

You must review the Adviser’s Code of Ethics before completing this Acknowledgment. Terms defined in the Code of Ethics have the same meanings in this Acknowledgment. You must give this Acknowledgment directly to the Chief Compliance Officer.

For the initial and annual acknowledgements, please complete the following as of the date below:

1.         Do you participate in outside activities (as discussed in the Code of the Ethics)?

YES	NO

If YES, please fill out the Notice of Outside Business Activity Form.

2.         Do you or any of your immediate family members (including spouses, parents, children, or siblings) serve as a Director, Officer, Trustee or Audit, Compensation or Nominating Committee Member for any publicly traded company or business entity?

YES	NO

If YES, please fill out the Notice of Outside Business Activity Form.

3.         Do you or any of your immediate family members hold Advisory Committee positions of any business entity where the members of the committee have the ability or authority to affect or influence the selection of investment managers or the selection of the investment of the entity’s operating, endowment, pension or other funds?

YES	NO

If YES, please fill out the Notice of Outside Business Activity Form.

4.         Do you or any of your immediate family members hold positions on the Board of Directors, Trustees or any Advisory Committee of a Client of Summit Creek Advisors, LLC or any potential client who is actively considering engaging Summit Creek Advisors, LLC’s investment advisory services?

YES	NO

If YES, please fill out the Notice of Outside Business Activity Form.

5.         During the twelve (12) month period ended December                  , did you receive any gifts (valued at $100 or more) from, or make any gifts to, any one doing business with Summit Creek Advisors, LLC, other than gifts of nominal value?

YES	NO

If YES, please describe:

I, THE UNDERSIGNED, HEREBY REPRESENT AND CERTIFY THAT I HAVE RECEIVED, READ, UNDERSTOOD AND WILL COMPLY WITH THE CODE OF ETHICS AND UNDERSTAND THAT I AM SUBJECT TO THE CODE.

IF THIS IS AN ANNUAL CERTIFICATION, I FURTHER REPRESENT AND CERTIFY THAT I HAVE COMPLIED WITH THE CODE DURING THE PRECEDING YEAR AND CERTIFYING MY ACKNOWLEDGMENT OF THE WRITTEN SUPERVISORY PROCESSES AND PROCEDURES OF THE COMPLIANCE MANUAL.

☐         During the year ended December 31,             , I was not in possession of information which appeared to be material non-public information.

OR

☐         During the year ended December 31,             , I was in possession of information which appeared to be material non-public information and reported all such information as required by the Code of Ethics.

Please direct questions regarding the completion of this Acknowledgment to the Chief Compliance Officer of Summit Creek Advisors, LLC

Name of Employee

Dated:	,
Signature of Employee

Exhibit C

SUMMIT CREEK ADVISORS, LLC

REQUEST BY ACCESS PERSON

TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

I hereby request permission to effect a Personal Securities Transaction, as indicated below, for my own account or other account in which I have a Beneficial Ownership interest. (If necessary, use approximate dates and amounts of proposed Personal Securities Transaction.)

Record Owner of Account:

Relationship to Access Person:

Proposed Date of Transaction: , 20

PROPOSED TRANSACTION

Name of Issuer/

Title or Description of Security Name:

Ticker:

Type of Transaction:                         BUY         or             SELL **

** If Sale, date acquired:

Access Persons shall not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within sixty (60) calendar days.

Number or Shares:

Unit Price:

Is this an Initial Public Offering: YES NO

To be Executed by Broker Dealer:

I am familiar with and agree to abide by the requirements set forth in the Code of Ethics and particularly with the following (I understand and agree that capitalized terms used herein without definition shall have the same meaning herein as is assigned to them in the Code of Ethics):

1.	In the case of a purchase of Securities, I agree that I will not sell the same (or equivalent) Securities for a minimum of sixty days from the date of the purchase transaction.

2.	I am aware that except in limited circumstances, it shall be a violation of the Code of Ethics if the Adviser purchases or sells the same security in Client accounts within seven (7) days preceding or subsequent to my transaction.

SUMMIT CREEK ADVISORS, LLC

REQUEST BY ACCESS PERSON

TO ENGAGE IN PERSONAL SECURITIES TRANSACTION

CONTINUED

Dated: , 20 .
Signature of Access Person

Name of Access Person

☐ PERMISSION GRANTED	☐ PERMISSION DENIED

Dated:	Time:

Approval Period:

Signature of Chief Compliance Officer

Exhibit D

Summit Creek Advisors, LLC

Notice of Outside Business Activity Form

Employee Name:

As a Registered Investment Advisor, Summit Creek Advisors, LLC, has a fiduciary duty to provide full and fair disclosure to our clients. This disclosure includes any situations that may present a conflict of interest. In order to make sure that we provide proper disclosure to our clients, Summit Creek Advisors, LLC, must retain a current record of all outside business activities conducted by our registered investment advisor representatives and non-licensed associated persons. It is important that you notify us promptly if you are, or plan to be, involved in any outside business activity or employment. Non-investment related activities that are exclusively charitable, civic, religious or fraternal and recognized as tax-exempt may be excluded unless you serve on the board of directors or have some other control capacity within the organization and the organization is a current or potential client. Notification must be made prior to engaging in any outside activities or employment.

The following information must be completed fully and accurately. Completion and submission of this Form will be considered your notification to Summit Creek Advisors, LLC, of any outside business activities or employment that you will engage in. A copy of this Form should be retained for your records and changes should be reported promptly. A separate form should be completed for each activity.

1.	Are you currently or do you plan to be involved in any business other than Summit Creek Advisors?

Yes	No

2.	Full legal name of other business:

3.	Are you using a Doing Business As Name (dba) with this outside activity? Yes No

4.	Organizational status of this business: (i.e. corp, ptnrshp, sole prop, LLC)

5.	Address of other business:

6.	Phone Number:

7.	Is this business investment – related? Yes No

8.	Nature of other business: (i.e. insurance agency, registered representative, real estate)

9.	Your obligation to other business: Approximate numbers of hours per month:

 How many hours during securities trading hrs?

10.	Briefly describe your primary duties relating to Other Business:

11.	What products or services are offer through this business:

12.	How are you compensated by this business:

13.	Are any advisory clients also clients of this business? Yes No

14.	Is this activity currently disclosed on the firm’s Form ADV? Yes No

I hereby certify that the information provided in this document is complete and accurate to the best of my knowledge. I authorize Firm Name to investigate my outside business activities and contact any entities or individuals affiliated with such outside business activities. In addition, I authorize these entities or individuals to release to Summit Creek Advisors any information that it requests about my employment, affiliation and/or activities with this organization. I understand that I am responsible for providing current and accurate information to Summit Creek Advisors promptly. If any of the above information changes or becomes inaccurate, I will promptly notify Summit Creek Advisors.

Signature:

Exhibit E

Drug and Alcohol Testing Procedures

Before requesting a job applicant to undergo drug testing, Summit Creek Advisors will ask the job applicant to complete a form on which the job applicant acknowledges that he or she has seen and read this policy. A job applicant may refuse to submit a drug test that Summit Creek Advisors has requested pursuant to this policy. Upon such refusal, Summit Creek Advisors will withdraw its offer of employment to the job applicant.

Before requesting an employee to undergo drug and/or alcohol testing, Summit Creek Advisors will ask the employee to complete a form whereby the employee acknowledges that he or she has seen and read this policy. Employees may refuse testing. Employees who refuse to be tested will be discharged. In addition to verbally refusing to undergo testing, an employee/job applicant is considered to have refused if he or she:

1.	Fails to provide an adequate sample (whether urine or other), without a genuine inability to do so, as determined by a medical evaluation;
2.	Engages in conduct that obstructs the testing, including alteration or sabotage of such test;
3.	Refuses to sign a drug or alcohol testing form provided by Summit Creek Advisors or a designated laboratory.

Required Testing:

a.	Pre-Employment/Post-Offer Testing: External job applicants who are offered a position with Summit Creek Advisors may be required to submit to a drug test prior to beginning their employment depending on the anticipated job assignment. The drug test shall be administered only after the making of a conditional offer of employment.
b.	Existing Employees: Existing employees may be subject to testing where required by law or by contract.
c.	Post-Accident Testing: An employee may be subject to a drug and/or alcohol testing when the employee has caused or is involved in a work-related accident and such accident results in a serious injury or property damage estimated at the time of the accident to exceed $1,000. for purposes of this policy, a “serious injury” is defined as an injury requiring medical treatment other than very basic first aid (i.e. the application of an adhesive bandage or the dispensation of aspirin).
d.	Reasonable Suspicion: An employee may be requested or required to undergo a drug and/or alcohol test if there is reasonable suspicion that the employee has violated this policy or any other applicable policy.

1)	Specific Procedures

a)	Before an employee or job applicant is asked to undergo drug or alcohol testing, the employee or job applicant will be given an acknowledgment and consent form to complete.
b)	If the initial screening test of the fluid sample evidences a negative test result, Summit Creek Advisors will inform the employee or job applicant in writing of the negative test result within three (3) working days after receipt of the test result from the testing laboratory.
c)	If the initial screening test evidences a positive test result, the testing laboratory will automatically run a confirmatory test on the sample.
d)	If the confirmatory drug and/or alcohol test evidences a negative test result, Summit Creek Advisors will notify the employee in writing within (3) working days of receipt of the result from the testing laboratory.
e)	If the confirmatory drug and/or alcohol test evidences a positive test result, Summit Creek Advisors will notify the employee or job applicant in writing within three (3) working days of receipt of the result from the laboratory and will further inform the employee of the following:

2)	The employee or job applicant may submit information to Summit Creek Advisors in writing within three (3) working days after notice of a positive result on a confirmatory test to explain that result. The employee or job applicant may provide information about any over-the-counter or prescription medication he or she is currently taking or has recently taken, or any other information relevant to the reliability of, or explanation for, a positive test result.

3)	The employee or job applicant may request in writing a confirmatory retest of an original sample at the employee’s own expense after notice of a positive test result on a confirmatory test.

i.	Within five (5) working days after notice of a confirmatory test result, the employee must notify Summit Creek Advisors in writing of his or her intention to obtain a confirmatory retest by the laboratory utilized by Summit Creek Advisors or another certified laboratory.
ii.	Within three (3) working days after receipt of notice that the employee wishes to have a confirmatory retest conducted on his or her sample, Summit Creek Advisors will notify the original testing laboratory that the employee has requested a confirmatory retest. No adverse personnel action will be taken if a confirmatory retest does not confirm an original positive test result.

Consequences of a Positive Test

Job applicants: Where a job applicant’s confirmatory drug test is positive and where the job applicant either does not obtain a confirmatory retest or the confirmatory retest is positive, the contingent employment offer to a job applicant will be withdrawn and the individual will not be hired.

Employees: FIRST Positive Test Result: If an employee receives a positive test result on a confirmatory test and/or a confirmatory retest, and that result is the first such positive result for the employee on a drug and alcohol test requested by Summit Creek Advisors, the employee will be given an opportunity to participate in either a drug or alcohol counseling or rehabilitation program at the employee’s expense. Refusal to participate in the counseling or rehabilitation program, withdrawal from the program before its completion, or a positive test result on a confirmatory test may result in immediate discharge.

Employees: SECOND Positive Test Result: If an employee receives a positive test result on a confirmatory test and/or confirmatory retest, and that result is the second such positive test result for the employee on a drug or alcohol test required by Summit Creek Advisors, the employee will be terminated.

Copy of Test Report: An Employee or job applicant may request in writing from Summit Creek Advisors a copy of the test results report on any drug or alcohol test taken by that employee.

Confidentiality

Employees are allowed to access to any information in their personnel file relating to drug and alcohol testing. All information acquired in the testing process is confidential information, which will not be disclosed to another employer, or third-party individual, governmental agency or private organization without the written consent of the employee or the job application, with the following exceptions; (1) evidence of a positive test result on a confirmatory test or confirmatory retest may be used in an administrative hearing, judicial proceeding or arbitration, where the test result is relevant to the proceeding; (2) evidence of a positive test result on a confirmatory test or a confirmatory retest may be disclosed to any federal agency or United States government unit as required under federal law, regulation or order, or in accordance with a federal government contract; (3) evidence of a positive test result on a confirmatory test or confirmatory retest may be disclosed to a substance abuse treatment facility for the purpose of evaluation or treatment of the employee.

Effect of Policy

None of the provisions of this policy is to be regarded as a contract between Summit Creek Advisors and any of Summit Creek Advisors employees or job applicants. Any actions taken pursuant to this policy are in Summit Creek Advisors complete discretion and Summit Creek Advisors shall have complete and final discretion concerning interpretations of the policy and any disciplinary action including discharge which Summit Creek Advisors chooses to impose on its employees. Nothing in this policy constitutes a modification or limitation on Summit Creek Advisors right to terminate the employment of an employee for any reason or no reason or refuse to hire any job applicant.